Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Les Brown
Senior Vice President, Finance
and Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS SALES AND INCOME

PARK CITY, Utah, Apr 27/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2006 second quarter and six months ended March 31, 2006.  Net sales for the fiscal 2006 second quarter were $41.0 million compared to $38.8 million for the same quarter of fiscal 2005.  For the second quarter, net income was $5.0 million, or $0.43 diluted earnings per share, compared to $3.5 million, or $0.29 diluted earnings per share, for the same quarter of fiscal 2005.  For the second quarter, net income included a gain of $0.7 million, or $0.06 diluted earnings per share, related to the sale of a building located in Park City, Utah for approximately $4.5 million in cash.

Net sales for the six months ended March 31, 2006 were $77.7 million compared to $74.1 million for the same period in fiscal 2005.  For the six months ended March 31, 2006, net income was $8.5 million (including the $0.7 million gain from the building sale), or $0.73 diluted earnings per share (including $0.06 per share from the building sale), compared to $6.3 million, or $0.53 diluted earnings per share, for the same period of fiscal 2005.

Bill Gay, chairman and chief executive officer, commented, “Our management team is pleased with the overall results of our second quarter, which reflect the strength of our brands in health and natural food stores.  We achieved record quarterly sales, which allowed us to leverage our cost structure for improvements in earnings.  Supplement sales to health and natural food stores remain very competitive, but we continue to believe that this channel offers the best opportunities.”

Mr. Gay continued, “We successfully settled long-standing litigation to purchase a group of buildings in Ogden, Utah for $4.2 million in cash, which—when fully converted—will provide us with approximately 410,000 square feet of gross building space located on 19.2 acres, including available land for expansion.  We have been consolidating operations, including raw material warehousing, manufacturing, packaging, distribution and administrative offices, in this Ogden location since entering into a lease arrangement in 1998.  We appreciate our customers, employees and stockholders and remain committed to providing the highest quality products and service while doing our best to continue to manage controllable costs in an effort to deliver long-term returns.”

ABOUT NUTRACEUTICAL

              We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

           We sell branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, Sunny Green®, Natural Sport®, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences® and Monarch Nutritional Laboratories™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Arizona Health Foods™, Granola’s™ and Pilgrim’s Natureway™.

            We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2006 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2006	2005
Assets
Current assets, net	$47,146	$42,867
Property, plant and equipment, net	30,154	25,808
Goodwill	18,366	18,387
Other non-current assets, net	12,958	13,843
	$108,624	$100,905

Liabilities and Stockholders’ Equity
Current liabilities	$19,124	$16,074
Long-term liabilities	364	2,364
Stockholders’ equity	89,136	82,467
	$108,624	$100,905

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
Net sales	$41,025	$38,849	$77,729	$74,148
Cost of sales	19,272	18,937	36,832	35,837
Gross profit	21,753	19,912	40,897	38,311
Operating expenses
Selling, general and administrative	14,485	13,922	27,931	27,512
Amortization of intangible assets	94	94	188	188
Income from operations	7,174	5,896	12,778	10,611
Interest and other (income)/expense, net	(1,020)	228	(1,031)	380
Income before provision for income taxes	8,194	5,668	13,809	10,231
Provision for income taxes	3,154	2,182	5,316	3,939

Net income	$5,040	$3,486	$8,493	$6,292

Net income per common share
Basic	$0.44	$0.30	$0.74	$0.55
Diluted	0.43	0.29	0.73	0.53
Weighted average common shares outstanding
Basic	11,407,900	11,562,456	11,439,865	11,529,213
Diluted	11,593,603	11,829,329	11,615,039	11,826,150

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005

Net income	$5,040	$3,486	$8,493	$6,292
Provision for income taxes	3,154	2,182	5,316	3,939
Interest and other (income)/expense, net (1)	(1,020)	228	(1,031)	380
Depreciation and amortization	1,197	1,101	2,338	2,220

EBITDA	$8,371	$6,997	$15,116	$12,831

(1)                                  Includes amortization of deferred financing fees and losses associated with fixed asset disposals.  The three and six months ended March 31, 2006 also include a gain of $1,105 on the sale of a building, which gain is excluded in determining EBITDA.